Exhibit 99.1

AITX’s RAD Reports Record Order Intake for Q2 FY 2025

Company Closing the Gap to Achieve $10 Million+ in Annual Recurring Revenue Run Rate by End of Fiscal Year

Detroit, Michigan, September 3, 2024 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly-owned subsidiary Robotic Assistance Devices, Inc. (RAD), is pleased to announce that its second quarter of FY 2025 marked its best quarter to date for order intake.

During the three months ended September 30, RAD secured contracts for 172 units, which, upon deployment and client acceptance, are expected to generate an estimated $212,000 in recurring monthly revenue (RMR), equating to $2.544 million in annual recurring revenue (ARR). Recurring remote monitoring contracts and one-time installation charges will add to this revenue.

Note that the Company has a perfect record of deploying, invoicing and collecting on orders received, but until that cycle is complete the Company must clarify the exact status as described in the previous paragraph.

Troy McCanna, Sr. VP Revenue Operations and CSO of RAD, commented, “We’re thrilled with the remarkable progress we’ve made this quarter, but we see this as just the beginning. Our record-breaking performance in Q2 underscores that we are only just hitting our stride. It will be continued hard work, but we have a path to achieve $1 million in RMR by the end of the fiscal year, and that’s our single focus.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, stated, “This quarter’s orders spanned RAD’s lineup of ROSA™, RIO™ and AVA™, and we’re very proud that we were able to quick-ship many units as our logistics and production processes continue rapid improvement. The REX (RAD’s Detroit based factory) is ready to chew through this backlog and have these revenues reflected in our financial statements. It’s exciting that we have a clear path to $1 million in RMR, that RAD is effectively operationally positive cash flow, net of R&D and other expenses, and it’s exciting to think of the effects of AIR™ when it is fully deployed across the lineup.”

The Company noted that these contracts and purchase orders are typically secured under a SaaS subscription model, where devices must first be manufactured or allocated from inventory, deployed, activated, and accepted by the client before they begin generating revenue. Only after this process is completed do the devices start contributing to recurring revenue streams.

Steve Reinharz, AITX/RAD Founder/CEO/CTO added, “I’m thrilled we are on track to deliver another year of exponential growth in revenue, recurring monthly revenue, gross margin and profitability. It will be interesting to see RADCam’s effect this fiscal year as well.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz